Exhibit 99.14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Virtus Alternative Solutions Trust of our report dated December 22, 2020, relating to the financial statements and financial highlights, which appears in Virtus Duff & Phelps Select MLP and Energy Fund’s (one of the Funds constituting Virtus Alternative Solutions Trust) Annual Report on Form N-CSR for the year ended October 31, 2020. We also consent to the references to us under the headings “Information about the Fund’s Independent Registered Public Accountant”, “Other Service Providers”, “The Audit Committee’s Pre-Approval Policies and Procedures”, “Fees”, “Financial Highlights” and “Financial Statements and Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 16, 2021